Exhibit 99.1

CENCORA REPORTS FISCAL 2024 SECOND QUARTER RESULTS
Revenue of $68.4 billion for the Second Quarter, a 7.8 Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $2.09 and Adjusted Diluted EPS of $3.80
Adjusted Diluted EPS Guidance Range Raised to $13.30 to $13.50 for Fiscal 2024

CONSHOHOCKEN, PA, May 1, 2024 - Cencora, Inc. (NYSE: COR) today reported that in its fiscal year 2024 second quarter ended March 31, 2024, revenue increased 7.8 percent year-over-year to $68.4 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.09 for the second quarter of fiscal 2024 compared to $2.13 in the prior year second quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 8.6 percent to $3.80 in the fiscal second quarter from $3.50 in the prior year second quarter.

Cencora is updating its outlook for fiscal year 2024. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2024 Expectations. Adjusted diluted EPS guidance has been raised on the lower end from the previous range of $13.25 to $13.50 to a range of $13.30 to $13.50.

“Cencora’s critical role at the center of healthcare and the pharmaceutical supply chain was on full display during the quarter as our purpose-driven team members’ solutions-oriented mindset helped our customers navigate through complexity and uncertainty,” said Steven H. Collis, Chairman, President, and Chief Executive Officer of Cencora.

“Our strong second quarter results and updated full-year guidance, reflect the importance of the value we deliver across our footprint,” continued Mr. Collis. “As we move into the second half of our fiscal year, our focus on creating a best-in-class customer experience, embracing innovation and investing in our infrastructure will allow us to continue to further our pharmaceutical-centric strategy and drive differentiated value for our customers, partners and all our stakeholders.”

Second Quarter Fiscal Year 2024 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$68.4B	$68.4B
Gross Profit	$2.5B	$2.5B
Operating Expenses	$2.0B	$1.5B
Operating Income	$553M	$1.0B
Interest Expense, Net	$64M	$64M
Effective Tax Rate	9.8%	20.9%
Net Income Attributable to Cencora, Inc.	$421M	$765M
Diluted Earnings Per Share	$2.09	$3.80
Diluted Shares Outstanding	201.2M	201.2M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Second Quarter GAAP Results

•Revenue: In the second quarter of fiscal 2024, revenue was $68.4 billion, up 7.8 percent compared to the same quarter in the previous fiscal year, reflecting an 8.1 percent increase in revenue within U.S. Healthcare Solutions and a 5.3 percent increase in revenue within International Healthcare Solutions.

•Gross Profit: Gross profit in the second quarter of fiscal 2024 was $2.5 billion, a 10.6 percent increase compared to the same period in the previous fiscal year, primarily due to increases in gross profit in both reportable segments and a LIFO credit in the current year quarter in comparison to LIFO expense in the prior year quarter. Gross profit as a percentage of revenue was 3.71 percent, an increase of 9 basis points from the prior year quarter.

•Operating Expenses: In the second quarter of fiscal 2024, operating expenses were $2.0 billion, a 14.4 percent increase compared to the same period in the previous fiscal year, primarily due to higher litigation and opioid-related expenses and an increase in distribution, selling, and administrative expenses compared to the prior year quarter.

•Operating Income: In the second quarter of fiscal 2024, operating income was $553.3 million, a 1.3 percent decrease compared to the same period in the previous fiscal year as the increases in litigation and opioid-related expenses and distribution, selling, and administrative expenses exceeded the increase in gross profit. Operating income as a percentage of revenue was 0.81 percent in the second quarter of fiscal 2024, a decrease of 7 basis points when compared to the prior year quarter.

•Interest Expense, Net: In the second quarter of fiscal 2024, net interest expense of $64.1 million was flat compared to the prior year quarter. Interest expense increased as a result of increases in borrowings and interest rates associated with variable-rate debt offset, in part, by the September 30, 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt. The increase in interest expense was offset by the increase in interest income due to higher investment interest rates.

•Effective Tax Rate: The effective tax rate was 9.8 percent for the second quarter of fiscal 2024 due to discrete tax benefits associated with a foreign valuation allowance adjustment. The effective tax rate was 16.4 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.09 in the second quarter of fiscal 2024, a 1.9 percent decrease compared to $2.13 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2024 were 201.2 million, a decrease of 1.5 percent versus the prior fiscal year second quarter primarily as a result of share repurchases.

Second Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2024, revenue was $68.4 billion, up 7.8 percent compared to the same quarter in the previous fiscal year, reflecting an 8.1 percent increase in revenue within U.S. Healthcare Solutions and a 5.3 percent increase in revenue within International Healthcare Solutions.

•Adjusted Gross Profit: Adjusted gross profit in the second quarter of fiscal 2024 was $2.5 billion, a 7.4 percent increase compared to the same period in the previous fiscal year due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.70 percent in the fiscal 2024 second quarter, a decrease of 1 basis point from the prior year quarter.

•Adjusted Operating Expenses: In the second quarter of fiscal 2024, adjusted operating expenses were $1.5 billion, a 5.2 percent increase compared to the same period in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses to support the growth in our businesses.

•Adjusted Operating Income: In the second quarter of fiscal 2024, adjusted operating income was $1.0 billion, a 10.9 percent increase compared to the same period in the prior fiscal year, driven by an 11.2 percent increase in U.S. Healthcare Solutions and a 9.5 percent increase in International Healthcare Solutions. Adjusted operating income as a percentage of revenue was 1.51 percent in the fiscal 2024 second quarter, an increase of 4 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the second quarter of fiscal 2024, net interest expense of $64.1 million was flat compared to the prior year quarter. Interest expense increased as a result of increases in borrowings and interest rates associated with variable-rate debt offset, in part, by the September 30, 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt. The increase in interest expense was offset by the increase in interest income due to higher investment interest rates.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.9 percent for the second quarter of fiscal 2024 compared to 19.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.80 in the second quarter of fiscal 2024, an 8.6 percent increase compared to $3.50 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2024 were 201.2 million, a decrease of 1.5 percent versus the prior fiscal year second quarter primarily as a result of share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $61.3 billion in the second quarter of fiscal 2024, an increase of 8.1 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class and increased sales of specialty products to physician practices and health systems. Segment operating income of $841.1 million in the second quarter of fiscal 2024 was up 11.2 percent compared to the same period in the previous fiscal year reflecting an increase in gross profit, partially offset by an increase in operating expenses.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $7.1 billion in the second quarter of fiscal 2024, an increase of 5.3 percent from the previous fiscal year’s second quarter due to increased sales in our European distribution business, increased sales in our Canadian business, and increased sales at our less-than-wholly-owned Brazil full-line distribution business. Segment operating income in the second quarter of fiscal 2024 was $192.7 million, an increase of 9.5 percent, primarily due to higher operating income at our less-than-wholly-owned Brazil full-line distribution business and our Canadian business. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 9.8 percent and 22.1 percent, respectively.

Recent Company Highlights & Milestones

•Cencora announced its leadership succession plan on March 12, 2024. Steven H. Collis will retire as President and Chief Executive Officer and transition to the role of Executive Chair of the Board of Directors, effective October 1, 2024. Robert P. Mauch, PharmD, PhD, current Chief Operating Officer, will succeed Collis as President and CEO, and will also be appointed as a member of the Board effective the same date.
•Gina Clark, EVP and Chief Communications & Administration Officer, informed the Company that she intends to retire from her position, effective September 30, 2024.
•Cencora was recognized by Newsweek on its inaugural list of “America’s Greenest Companies," which is a list that recognizes the top 300 companies in the United States who are making progress to positively change their sustainability footprint.
•Cencora released its 2023 DEI Progress Report and microsite, detailing Cencora’s commitment to DEI, company progress, and the impact for our people, our culture, and our communities.
Fiscal Year 2024 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2024 Expectations on an Adjusted (non-GAAP) Basis

Cencora is updating its fiscal year 2024 financial guidance to reflect expected continued solid business performance for the full year and a higher effective tax rate and expected share count. The Company now expects:

•Adjusted diluted earnings per share to be in the range of $13.30 to $13.50, from the previous range of $13.25 to $13.50.

Additional expectations now include:

•International Healthcare Solutions segment revenue growth to be in the range of 4 to 7 percent, narrowed from the previous range of 4 to 8 percent;
•Adjusted consolidated operating income growth to be in the range of 9 to 11 percent, up from the previous range of 8 to 10 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 10 to 12 percent, up from the previous range of 9 to 11 percent;
•The Company does not expect exclusive COVID-19 therapy contributions for the balance of fiscal 2024 and no longer expects to guide to ex-COVID growth rates;
◦The fiscal year to date EPS contribution from exclusive COVID-19 therapies in the U.S. Healthcare Solutions segment was $0.06, all of which was recognized in the first quarter. Fiscal 2023 included $0.38 of consolidated exclusive COVID-19 contribution with $0.31 in the U.S. Healthcare Solutions segment;
•Adjusted effective tax rate to be approximately 21 percent, from the previous range of 20 percent to 21 percent; and
•Weighted average diluted shares outstanding are expected to be approximately 201 to 202 million, from the previous range of approximately 200 to 202 million.

For additional details regarding updated guidance expectations on a constant currency basis, please refer to our slide presentation for investors.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.51 per common share, payable May 24, 2024, to stockholders of record at the close of business on May 10, 2024.

New Share Repurchase Program

In March 2024, the Company’s Board of Directors authorized a new share repurchase program allowing the Company to purchase up to $2.0 billion of its outstanding common stock, subject to market conditions.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on May 1, 2024. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:
•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer
•Robert P. Mauch, Executive Vice President & Chief Operating Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 161532. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States, dial +1 (929) 458-6194. The access code for the replay is 702498.

Upcoming Investor Event

Cencora management will be attending the following investor event in the coming months:

•Leerink Healthcare Crossroads Conference May 30, 2024.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #11 on the Fortune 500 and #24 on the Global Fortune 500 with more than $250 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,”, “estimate,” "expect," “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September, 30, 2023 and elsewhere in that report and (ii) other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2024	% of Revenue	Three Months Ended March 31, 2023	% of Revenue	% Change
Revenue	$68,414,307		$63,457,205		7.8%

Cost of goods sold	65,876,284		61,161,763		7.7%

Gross profit [1]	2,538,023	3.71%	2,295,442	3.62%	10.6%

Operating expenses:
Distribution, selling, and administrative	1,388,810	2.03%	1,321,087	2.08%	5.1%
Depreciation and amortization	271,732	0.40%	241,466	0.38%	12.5%
Litigation and opioid-related expenses [2]	225,985		15,813
Acquisition-related deal and integration expenses	22,610		59,113
Restructuring and other expenses	75,627		97,444
Total operating expenses	1,984,764	2.90%	1,734,923	2.73%	14.4%

Operating income	553,259	0.81%	560,519	0.88%	(1.3)%

Other loss (income), net	22,063		(15,720)
Interest expense, net	64,130		64,109		—

Income before income taxes	467,066	0.68%	512,130	0.81%	(8.8)%

Income tax expense	45,861		83,917

Net income	421,205	0.62%	428,213	0.67%	(1.6)%

Net (income) loss attributable to noncontrolling interests	(430)		7,189

Net income attributable to Cencora, Inc.	$420,775	0.62%	$435,402	0.69%	(3.4)%

Earnings per share:
Basic	$2.11		$2.15		(1.9)%
Diluted	$2.09		$2.13		(1.9)%

Weighted average common shares outstanding:
Basic	199,406		202,316		(1.4)%
Diluted	201,177		204,256		(1.5)%
 ________________________________________

1    Includes an $8.7 million gain from antitrust litigation settlements, a $22.8 million LIFO credit, and Turkey foreign currency remeasurement expense of $23.1 million in the three months ended March 31, 2024. Includes a $54.3 million LIFO expense and Turkey foreign currency remeasurement expense of $4.9 million in the three months ended March 31, 2023.
2    Includes a $214.0 million opioid litigation accrual in the three months ended March 31, 2024.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2024	% of Revenue	Six Months Ended March 31, 2023	% of Revenue	% Change
Revenue	$140,667,140		$126,304,037		11.4%

Cost of goods sold	135,660,305		121,862,642		11.3%

Gross profit [1]	5,006,835	3.56%	4,441,395	3.52%	12.7%

Operating expenses:
Distribution, selling, and administrative	2,787,557	1.98%	2,612,015	2.07%	6.7%
Depreciation and amortization	542,335	0.39%	413,406	0.33%	31.2%
Litigation and opioid-related expenses, net [2]	147,068		28,519
Acquisition-related deal and integration expenses	43,673		80,109
Restructuring and other expenses	110,068		113,684
Total operating expenses	3,630,701	2.58%	3,247,733	2.57%	11.8%

Operating income	1,376,134	0.98%	1,193,662	0.95%	15.3%

Other loss (income), net	20,976		(22,048)
Interest expense, net	104,694		110,125		(4.9)%

Income before income taxes	1,250,464	0.89%	1,105,585	0.88%	13.1%

Income tax expense	226,251		201,202

Net income	1,024,213	0.73%	904,383	0.72%	13.2%

Net (income) loss attributable to noncontrolling interests	(1,938)		10,764

Net income attributable to Cencora, Inc.	$1,022,275	0.73%	$915,147	0.72%	11.7%

Earnings per share:
Basic	$5.12		$4.50		13.8%
Diluted	$5.07		$4.46		13.7%

Weighted average common shares outstanding:
Basic	199,747		203,188		(1.7)%
Diluted	201,510		205,306		(1.8)%
 ________________________________________

1    Includes a $57.0 million gain from antitrust litigation settlements, a $71.3 million LIFO credit, and Turkey foreign currency remeasurement expense of $40.3 million in the six months ended March 31, 2024. Includes a $49.9 million gain from antitrust litigation settlements, a $79.3 million LIFO expense, and Turkey foreign currency remeasurement expense of $8.4 million in the six months ended March 31, 2023.
2 The six months ended March 31, 2024 includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,538,023	$1,984,764	$553,259	$467,066	$45,861	$420,775	$2.09

Gains from antitrust litigation settlements	(8,714)	—	(8,714)	(8,714)	(4,259)	(4,455)	(0.02)

LIFO credit	(22,835)	—	(22,835)	(22,835)	(7,915)	(14,920)	(0.07)

Turkey highly inflationary impact	23,053	—	23,053	23,210	—	23,210	0.12

Acquisition-related intangibles amortization	—	(164,799)	164,799	164,799	49,444	114,922	0.57

Litigation and opioid-related expenses [1]	—	(225,985)	225,985	225,985	51,093	174,892	0.87

Acquisition-related deal and integration expenses	—	(22,610)	22,610	22,610	7,144	15,466	0.08

Restructuring and other expenses	—	(75,627)	75,627	75,627	16,453	59,174	0.29

Loss on remeasurement of equity investment	—	—	—	1,230	—	1,230	0.01

Other, net	—	—	—	6,150	916	5,234	0.03

Tax reform and discrete tax items [2]	—	—	—	13,230	43,658	(30,428)	(0.15)

Adjusted Non-GAAP	$2,529,527	$1,495,743	$1,033,784	$968,358	$202,395	$765,100	$3.80	[3]

Adjusted Non-GAAP % change vs. prior year	7.4%	5.2%	10.9%	10.6%	21.7%	7.0%	8.6%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.71%	3.70%
Operating expenses	2.90%	2.19%
Operating income	0.81%	1.51%

________________________________________

1 Includes a $214.0 million opioid litigation accrual.

2 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization), tax expense relating to 2020 Swiss tax reform, and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,295,442	$1,734,923	$560,519	$512,130	$83,917	$435,402	$2.13

Gains from antitrust litigation settlements	—	—	—	—	2	(2)	—

LIFO expense	54,270	—	54,270	54,270	12,676	41,594	0.20

Turkey highly inflationary impact	4,855	—	4,855	4,455	—	4,455	0.02

Acquisition-related intangibles amortization	—	(140,114)	140,114	140,114	32,727	106,403	0.52

Litigation and opioid-related expenses	—	(15,813)	15,813	15,813	3,693	12,120	0.06

Acquisition-related deal and integration expenses	—	(59,113)	59,113	59,113	13,808	45,305	0.22

Restructuring and other expenses	—	(97,444)	97,444	97,444	22,763	74,681	0.37

Foreign currency gain	—	—	—	(5,663)	—	(5,663)	(0.03)

Tax reform [1]	—	—	—	(2,182)	(3,244)	1,062	0.01

Adjusted Non-GAAP	$2,354,567	$1,422,439	$932,128	$875,494	$166,342	$715,357	$3.50

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.62%	3.71%
Operating expenses	2.73%	2.24%
Operating income	0.88%	1.47%

________________________________________

1 Includes tax expense relating to Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$5,006,835	$3,630,701	$1,376,134	$1,250,464	$226,251	$1,022,275	$5.07

Gains from antitrust litigation settlements	(56,962)	—	(56,962)	(56,962)	(14,715)	(42,247)	(0.21)

LIFO credit	(71,280)	—	(71,280)	(71,280)	(18,413)	(52,867)	(0.26)

Turkey highly inflationary impact	40,279	—	40,279	40,129	—	40,129	0.20

Acquisition-related intangibles amortization	—	(330,523)	330,523	330,523	85,357	244,298	1.21

Litigation and opioid-related expenses, net [1]	—	(147,068)	147,068	147,068	39,065	108,003	0.54

Acquisition-related deal and integration expenses	—	(43,673)	43,673	43,673	11,708	31,965	0.16

Restructuring and other expenses	—	(110,068)	110,068	110,068	23,916	86,152	0.43

Loss on remeasurement of equity investment	—	—	—	11,431	—	11,431	0.06

Other, net	—	—	—	6,372	807	5,565	0.03

Tax reform and discrete tax items [2]	—	—	—	(3,455)	24,742	(28,197)	(0.14)

Adjusted Non-GAAP	$4,918,872	$2,999,369	$1,919,503	$1,808,031	$378,718	$1,426,507	$7.08	[3]

Adjusted Non-GAAP % change vs. prior year	9.8%	6.6%	15.2%	15.6%	27.1%	11.9%	14.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.56%	3.50%
Operating expenses	2.58%	2.13%
Operating income	0.98%	1.36%

________________________________________

1 Includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.

2 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization), tax expense relating to 2020 Swiss tax reform, and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$4,441,395	$3,247,733	$1,193,662	$1,105,585	$201,202	$915,147	$4.46

Gains from antitrust litigation settlements	(49,899)	—	(49,899)	(49,899)	(11,657)	(38,242)	(0.19)

LIFO expense	79,320	—	79,320	79,320	18,529	60,791	0.30

Turkey highly inflationary impact	8,439	—	8,439	8,441	—	8,441	0.04

Acquisition-related intangibles amortization	—	(211,992)	211,992	211,992	49,522	160,328	0.78

Litigation and opioid-related expenses	—	(28,519)	28,519	28,519	6,662	21,857	0.11

Acquisition-related deal and integration expenses	—	(80,109)	80,109	80,109	18,714	61,395	0.30

Restructuring and other expenses	—	(113,684)	113,684	113,684	26,557	87,127	0.42

Foreign currency gain	—	—	—	(5,663)	—	(5,663)	(0.03)

Recovery of non-customer note receivable	—	—	—	(1,148)	—	(1,148)	(0.01)

Tax reform [1]	—	—	—	(6,639)	(11,608)	4,969	0.02

Adjusted Non-GAAP	$4,479,255	$2,813,429	$1,665,826	$1,564,301	$297,921	$1,275,002	$6.21	2

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.52%	3.55%
Operating expenses	2.57%	2.23%
Operating income	0.95%	1.32%
________________________________________

1 Tax expense relating to 2020 Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss, Net.
2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$61,292,897	$56,693,456	8.1%
International Healthcare Solutions	7,123,385	6,764,935	5.3%
Intersegment eliminations	(1,975)	(1,186)

Revenue	$68,414,307	$63,457,205	7.8%

	Three Months Ended March 31,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$841,064	$756,137	11.2%
International Healthcare Solutions	192,720	175,991	9.5%
Total segment operating income	1,033,784	932,128	10.9%

Gains from antitrust litigation settlements	8,714	—
LIFO credit (expense)	22,835	(54,270)
Turkey highly inflationary impact	(23,053)	(4,855)
Acquisition-related intangibles amortization	(164,799)	(140,114)
Litigation and opioid-related expenses	(225,985)	(15,813)
Acquisition-related deal and integration expenses	(22,610)	(59,113)
Restructuring and other expenses	(75,627)	(97,444)
Operating income	$553,259	$560,519	(1.3)%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.74%	2.74%
Operating expenses	1.37%	1.40%
Operating income	1.37%	1.33%

International Healthcare Solutions
Gross profit	11.95%	11.88%
Operating expenses	9.24%	9.28%
Operating income	2.71%	2.60%

Cencora, Inc. (GAAP)
Gross profit	3.71%	3.62%
Operating expenses	2.90%	2.73%
Operating income	0.81%	0.88%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.70%	3.71%
Adjusted operating expenses	2.19%	2.24%
Adjusted operating income	1.51%	1.47%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$126,476,699	$112,930,035	12.0%
International Healthcare Solutions	14,193,612	13,376,213	6.1%
Intersegment eliminations	(3,171)	(2,211)

Revenue	$140,667,140	$126,304,037	11.4%

	Six Months Ended March 31,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$1,539,188	$1,328,553	15.9%
International Healthcare Solutions	380,315	337,273	12.8%
Total segment operating income	1,919,503	1,665,826	15.2%

Gains from antitrust litigation settlements	56,962	49,899
LIFO credit (expense)	71,280	(79,320)
Turkey highly inflationary impact	(40,279)	(8,439)
Acquisition-related intangibles amortization	(330,523)	(211,992)
Litigation and opioid-related expenses, net	(147,068)	(28,519)
Acquisition-related deal and integration expenses	(43,673)	(80,109)
Restructuring and other expenses	(110,068)	(113,684)
Operating income	$1,376,134	$1,193,662	15.3%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.57%	2.60%
Operating expenses	1.35%	1.42%
Operating income	1.22%	1.18%

International Healthcare Solutions
Gross profit	11.76%	11.53%
Operating expenses	9.08%	9.01%
Operating income	2.68%	2.52%

Cencora, Inc. (GAAP)
Gross profit	3.56%	3.52%
Operating expenses	2.58%	2.57%
Operating income	0.98%	0.95%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.50%	3.55%
Adjusted operating expenses	2.13%	2.23%
Adjusted operating income	1.36%	1.32%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$2,068,858	$2,592,051
Accounts receivable, net	22,642,880	20,911,081
Inventories	17,630,985	17,454,768
Right to recover assets	1,194,915	1,314,857
Prepaid expenses and other	623,414	526,069
Total current assets	44,161,052	42,798,826

Property and equipment, net	2,089,497	2,135,171
Goodwill and other intangible assets	13,794,611	14,005,900
Deferred income taxes	256,890	200,667
Other long-term assets	3,565,996	3,418,182

Total assets	$63,868,046	$62,558,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$46,320,774	$45,836,037
Accrued expenses and other	2,371,885	2,353,817
Short-term debt	1,069,152	641,344
Total current liabilities	49,761,811	48,831,198

Long-term debt	4,180,306	4,146,113

Accrued income taxes	315,559	310,676
Deferred income taxes	1,701,735	1,657,944
Accrued litigation liability	4,719,545	5,061,795
Other long-term liabilities	1,962,068	1,884,733

Total equity	1,227,022	666,287

Total liabilities and stockholders’ equity	$63,868,046	$62,558,746

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2024	2023
Operating Activities:
Net income	$1,024,213	$904,383
Adjustments to reconcile net income to net cash provided by operating activities	635,324	527,840
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(1,682,145)	(861,202)
Inventories	(119,023)	(1,413,515)
Accounts payable	497,670	2,391,172
Other, net	(349,325)	(209,090)
Net cash provided by operating activities	6,714	1,339,588

Investing Activities:
Capital expenditures	(186,970)	(178,581)
Cost of acquired companies, net of cash acquired [1]	(2,310)	(1,409,681)
Non-customer note receivable	(50,000)	—
Other, net	6,993	(11,633)
Net cash used in investing activities	(232,287)	(1,599,895)

Financing Activities:
Net debt borrowings (repayments)	472,409	(685,101)
Purchases of common stock [2]	(436,378)	(807,214)
Exercises of stock options	18,629	31,712
Cash dividends on common stock	(212,692)	(201,479)
Employee tax withholdings related to restricted share vesting	(60,086)	(67,954)
Other, net	(10,381)	(3,355)
Net cash used in financing activities	(228,499)	(1,733,391)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(13,671)	88,822

Decrease in cash, cash equivalents, and restricted cash	(467,743)	(1,904,876)

Cash, cash equivalents, and restricted cash at beginning of period [3]	2,752,889	3,593,539

Cash, cash equivalents, and restricted cash at end of period [3]	$2,285,146	$1,688,663

________________________________________
1 Includes $1,406.3 million for the acquisition of PharmaLex in the six months ended March 31, 2023.
2 Includes $28.4 million of purchases in September 2022 that cash settled in October 2022.
3 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	March 31, 2024	September 30, 2023	March 31, 2023	September 30, 2022
Cash and cash equivalents	$2,068,858	$2,592,051	$1,539,406	$3,388,189
Restricted cash (included in Prepaid Expenses and Other)	151,446	97,722	87,740	144,980
Restricted cash (included in Other Long-Term Assets)	64,842	63,116	61,517	60,370
Cash, cash equivalents, and restricted cash	$2,285,146	$2,752,889	$1,688,663	$3,593,539

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; and restructuring and other expenses. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses, net that is unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on remeasurement of an equity investment, the recovery of a non-customer note receivable, a foreign currency gain, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, certain expenses relating to 2020 Swiss tax reform are excluded from adjusted income tax expense for the six months ended March 31, 2024 and 2023. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Turkey highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses; the loss on remeasurement of an equity investment; recovery of a non-customer note receivable; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items, and the per share impact of certain expenses relating to 2020 Swiss tax reform for the six months ended March 31, 2024 and 2023 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the six months ended March 31, 2024, net cash provided by operating activities of $6.7 million plus $237.7 million for the prepayment of a future obligation as permitted under our opioid settlement agreements was largely offset by capital expenditures of $187.0 million and gains from antitrust litigation settlements of $57.0 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the second quarter of fiscal 2024, (i) revenue of $68.4 billion was negatively impacted by foreign currency translation of $304.2 million, resulting in revenue on a constant currency basis of $68.7 billion, and (ii) operating income of $1.0 billion was negatively impacted by foreign currency translation of $22.2 million, resulting in operating income on a constant currency basis of $1.1 billion. For the second quarter of fiscal 2024 in the International Healthcare Solutions segment, (i) revenue of $7.1 billion was negatively impacted by foreign currency translation of $304.2 million, resulting in revenue on a constant currency basis of $7.4 billion, and (ii) operating income of $192.7 million was negatively impacted by foreign currency translation of $22.2 million, resulting in operating income on a constant currency basis of $215.0 million.

In addition, the Company has provided non-GAAP fiscal year 2024 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flows that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bennett.murphy@cencora.com

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